Due to the inability of Cell Bio-Systems, a New York Corporation, to effectuate the terms and conditions within the Agreement dated February 18, 2004, the parties have agreed to the following:

Cancel the Sub-License Agreement, dated September 30, 3003.
Return all drawings, designs, concepts, tooling, prototypes relating to the intellectual properties included in the Sub-License Agreement.
Never make any claim to the proprietary information acquired or developed during the association with Cell Source Research.
As a full and final settlement between the parties provide compensation in the amount of $30,000 to Cell Source Research to settle any claims due to the damages related to the additional time requested herein.

Additionally it is agreed:
RELEASE OF OBLIGATIONS. By mutual agreement, the parties, CBIO and CSRI, wish to cancel the Sub-License Agreement ("Agreement") dated September 30, 2003. This cancellation shall be effective immediately and reflects the wishes of the parties to the Agreement.

TERMS OF THE RELEASE. The Parties hereby agree that any consideration received and benefits provided are sufficient, fair and final for the services and benefits received.

AGREED:

s/David Koos                                                                                                                3/22/04
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Cell Source Reseaech, Inc.

s/Marc Pilkington                                                                                                           3/22/04
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Cell Bio-Systems, Inc.